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                                                                EXHIBIT 5.1


December 1, 2000

Belden Inc.
7701 Forysth Boulevard, Suite 800
St. Louis, Missouri 63105

Gentlemen:

In my capacity as Vice President, Secretary and General Counsel of Belden Inc., a Delaware corporation (the "Company"), I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to up to an additional 1,200,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), issuable pursuant to the Company's Long-Term Incentive Plan (the "Plan"). I have examined such certificates, documents and records of the Company and have made such other investigations as I have deemed necessary in order to render the opinion hereinafter set forth.

Based on the foregoing, at this date, it is my opinion that the 1,200,000 shares of Common Stock which may be issued in the future pursuant to the Plan, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I consent to the use of my name in such Registration Statement and also to the filing of this opinion as an exhibit to such Registration Statement.

This opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of Texas, the laws of the State of Missouri, and the General Corporation Law of the State of Delaware.

The opinion set forth in this letter is rendered only to you pursuant to Regulation S-K, Rule 601 under the Securities Act of 1933 in connection with the Registration Statement and may not be relied upon by any other person for any purpose without my prior written consent.

Yours very truly,

/s/ Kevin L. Bloomfield
Kevin L. Bloomfield
Vice President, Secretary
and General Counsel